Exhibit 4.40

SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red Star

Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

SHARE SALE AND PURCHASE AGREEMENT

by and among

CHINA DRTV, INC.

as Seller

and

Hong Kong Red Star Macalline Universal Home Furnishings Limited

as Buyer

for the sale and purchase of the entire issued

and outstanding SHARE CAPITAL of

BRIGHT RAINBOW INVESTMENTS LIMITED

March 28, 2018

SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

SHARE SALE AND PURCHASE AGREEMENT

THIS SHARE SALE AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into on 28 March 2018, by and among:

(1)	China DRTV, Inc., a company duly organized and validly existing under the Laws of the British Virgin Islands, with its registered address at P. O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands, as the seller (the “Seller”); and

(2)	Hong Kong Red Star Macalline Universal Home Furnishings Limited, a company duly organized and validly existing under the Laws of Hong Kong, with its registered address at 36/F TOWER TWO TIMES SQUARE 1, MATHESON ST CAUSEWAY BAY, HONG KONG, as the buyer (the “Buyer”)

Each party is referred to as a “Party” and collectively, as the “Parties”.

RECITALS

A.	The Seller is the legal and beneficial owner of the entire share capital of Bright Rainbow Investments Limited, a company duly organized and validly existing under the Laws of Hong Kong, with its registered address at Room 1901, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong (the “Target Company”), as more particularly described in Part A of SCHEDULE 1(Description of Companies and Real Property) attached hereto.

B.	The Target Company is the legal and beneficial owner of the entire registered capital of Shanghai Hao Ji Xing Digital Technology Co., Ltd. (in Chinese: “上海好记星数码科技有限公司”, the “WFOE”), a company duly organized and validly existing under the Laws of the PRC, as more particularly described in Part B of SCHEDULE 1 (Description of Companies and Real Property) attached hereto.

C.	The WFOE is the legal and beneficial owner of (i) the land use rights (the “Land Use Rights”) to the land plot located at No.8 Huawei Road, Qingpu District, Shanghai, the PRC, with a total area of 76,799 square meters (the “Land Plot”), (ii) all the buildings, fixtures and related facilities on the Land Plot (together with the Land Use Rights, the “Real Property”); the particulars of which are set forth in Part C of SCHEDULE 1 (Description of Companies and Real Property) attached hereto.

D.	The Seller desires to sell to the Buyer, and the Buyer desires to acquire from the Seller, the entire issued share capital of the Target Company in accordance with and subject to the terms and conditions herein.

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally binding hereby, the Parties agree as follows:

1

SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

AGREEMENT

Article 1
DEFINITIONS AND RULES OF CONSTRUCTION

1.1	Definitions.

“Action” means civil, criminal or administrative litigation and arbitration before Competent Authorities.

“Accounting Principles” means: (a) for Accounts of the Target Company, HKFRS; and (b) for Accounts of the WFOE, China Accounting System for Business Enterprises.

“Accounts” means the Target Company’s and WFOE’s:

(1)	in relation to any financial year, unaudited balance sheet, income statement and cash flow statement (including the explanations set forth in the notes thereof) each for such financial year;

(2)	audited balance sheet, income statement and cash flow statement (including the explanations set forth in the notes thereof) for financial year 2016 (as of 31 December 2016) and for all previous years;

(3)	unaudited balance sheet, income statement and cash flow statement from 1 January 2018 to 28 February 2018; and

(4)	Closing Management Accounts.

“Acorn Trade” means Acorn Trade (Shanghai) Co., Ltd. (in Chinese: 橡果贸易(上海)有限公司), a company duly organized and validly existing under the laws of the PRC, with its registered address at Building 7 Room 103-1, District E, 333 Xin Feng Road (M), Huaxin Town, Qingpu District, Shanghai.

“Acorn Trade Receivables” has the meaning set forth in Section 6.1(a).

“Affiliate” means, in relation to any Person, a Person that controls, is controlled by, or is under common control with the given Person. For the purpose of this definition, “control” when used with respect to any Person means the ownership of over fifty percent (50%) of the equity interest of that Person, directly or indirectly, through the ownership of equity interest or shares, by contract or otherwise, or the power to appoint the majority of members of the board of directors, management committee or equivalent decision-making body of that Person. For the avoidance of doubt, the Target Company is the Seller’s Affiliate prior to the Closing and will become the Buyer’s Affiliate at and after the Closing.

“Agreement” means this Agreement, including Recitals, Schedules and Exhibits attached hereto, as may be amended, supplemented or modified from time to time in accordance with the provisions hereof.

2

SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

“Agreement Date” means the date of this Agreement.

“Balance Payment” has the meaning set forth in Section 5.4(a).

“Balance Payment Period” has the meaning set forth in 5.4(b)5.3(a).

“Base Price” has the meaning set forth in Section 3.1.

“Business Day” means a day, except for a Saturday, Sunday or public holiday, on which banks in Hong Kong and Shanghai are open for business generally.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer’s Account” has the meaning set forth in Section 3.5(b).

“Buyer’s Warranties” has the meaning set forth in Section 10.2.

“CP Check Notice” has the meaning set forth in Section 6.2(b).

“Circular 7” means the Announcement of the State Administration of Taxation on Several Issues Relating to Enterprise Income Tax on Transfer of Assets between Non-resident Enterprises (State Administration of Taxation Announcement [2015] No. 7) and its amendments from time to time, including Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises (State Administration of Taxation Announcement [2017] No. 37), or other regulations or statutes with regard to enterprise income tax on non-resident entities indirectly transferring assets or equity in Chinese resident enterprises.

“Circular 7 Tax” has the meaning set forth in Section 14.2.

“Celebrity Commerce” means Celebrity Commerce Group Limited, a company duly organized under the Laws of Hong Kong, with its registered address at 7/F, Hong Kong Trade Centre, 161-167 Des Voeux Road Central, Hong Kong.

“China Branding” means China Branding Group Limited, a company duly organized under the Laws of Cayman Islands, with its registered address at HSM Corporate Services LTD, 68 Fort Street, George Town, Grand Cayman KY1-9005.

“China SNS” means China SNS Group Limited, a company duly organized under the Laws of Hong Kong, with its registered address at Unit D, 11/F, Four Seas Communications Bank Building, No. 49-51 Bonham Strand West, Hong Kong.

“Claim” means a claim raised in accordance with this Agreement.

“Closing” means the closing of the sale and purchase of the Shares in accordance with Sections 8.1, 8.2 and 8.3; and “Close” shall be construed accordingly.

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SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

“Closing Audit” means, collectively, the Preliminary Closing Audit, the Seller’s Closing Audit and the Joint Closing Audit.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Management Accounts” has the meaning set forth in Section 3.3(a).

“Closing Payment” has the meaning set forth in Section 5.2.

“Joint Closing Audit” has the meaning set forth in Section 3.3(d).

“Competent Authority” means any applicable national, supra national, federal, state, municipal or local government (including any court, agency, authority, tribunal, commission, board of enquiry or other body or entity exercising powers on behalf of any of the same) or any quasi-governmental or private body or entity exercising any governmental or quasi-governmental authority or anybody or entity exercising regulatory or administrative authority pursuant to any applicable Laws in any applicable jurisdiction, including the PRC government, any listing authority, and any securities exchange.

“Conditions Precedent” has the meaning set forth in Section 6.1.

“Confidential Information” has the meaning set forth in Section 15.2.

“Corporate Secretary” means Ace Secretaries Limited, the registered corporate secretary of the Target Company, with its address at 12th Floor, Ruttonjee House, 11 Duddell Street, Central, Hong Kong.

“Deed of Guarantee” has the meaning set forth in Section 11.1.

“Due Diligence” means the legal, engineering, financial, tax and commercial due diligence conducted by the Buyer and its Representatives, including interviews, onsite inspection and checks.

“Disclosed Information” means any fact, matter, circumstance or information which is specifically disclosed or referred to in this Agreement, other Transaction Documents under this Agreement and SCHEDULE 6 (Disclosure Letter) (inclusive of the Due Diligence documents list attached thereto).

“Disclosure Letter” means the disclosure letter made between the Seller and the Buyer at the Agreement Date as listed in SCHEDULE 6 (Disclosure Letter).

“Disclosing Party” has the meaning set forth in Section 15.2.

“Encumbrance” means any claim, charge, easement, encumbrance, covenant, permit, restriction, right of first refusal, right of preemption, any priority arrangements, transfer of title, security interest (including, any mortgage, pledge or lien), whether imposed by agreement, unanimous understanding, law, equity or otherwise.

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SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

“Escrow Agreement” means the escrow agreement dated 8 February 2018 and made between and among Acorn Information and Technology (Shanghai) Ltd, Co., Red Star Macalline (Shanghai) Enterprise Management Limited Co., and JPMorgan Chase, pursuant to which JPMorgan Chase is holding in custody the TS Deposit prior to the Agreement Date.

“Final Adjustment of Working Capital” has the meaning set forth in Section 5.3(b).

“Final Closing Audit” means the final closing audit determined in accordance with the method provided under Section 3.3.

“Final Working Capital” has the meaning set forth in Section 3.3.

“First Payment” has the meaning set forth in Section 5.1.

“Group Companies” means, collectively, the Target Company and the WFOE, and “Group Company” means any one of them.

“Guarantor” has the meaning set for in Section 11.1.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indemnified Party” has the meaning set forth in Section 12.9(d).

“Indemnifying Party” has the meaning set forth in Section 12.9(d).

“Preliminary Closing Audit” has the meaning set forth in Section 3.3(b).

“JPMorgan Chase” means JPMorgan Chase Bank (China) Company Limited Shanghai Branch (in Chinese: 摩根大通银行(中国)有限公司上海分行).

“Land Plot” has the meaning set forth in Recital C.

“Land Use Rights” has the meaning set forth in Recital C.

“Land Use Rights Grant Contract” means the National Construction Land Use Rights Grant Contract (Hu Qing Fang Di (2008) Grant Contract No. 50) dated 26 December 2008 between the WFOE and Shanghai Qingpu District Housing and Land Administration Bureau.

“Law” or “Laws” means, for any Persons, any published or publicly available constitution, laws, treaties, regulations, rules, standards, ordinances, measures, provisions, circulars, subordinate legislations, orders, court adjudications, court orders, court injunctions, or any other lawful and enforceable regulatory documentations, and any relevant judicial interpretations, that are applicable to such Persons, which are in effect from time to time in relevant jurisdictions.

“Liability” or “Liabilities” means liabilities, duties, commitments, covenants and obligations of every nature in any jurisdiction, whether arising under Law or otherwise in any jurisdiction, whether present or future, contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety.

5

SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

“Losses” means all losses, Liabilities, compensation, costs (including legal costs and experts’, consultants’ and other professional’s fees reasonably incurred), disbursements, charges, expenses, actions, proceedings, damages, awards, fines, orders, claims, demands, payments by way of settlement, penalties and tribunal awards.

“Material Adverse Change” means any fact, change, event, effect, status or circumstance, that individually or taken as a whole, cause, has caused or is reasonably expected to cause or lead to the Group Companies incurring Losses (including damages to the Real Property), debts or Liabilities reaching or exceeding 30% of the Base Price.

“Notice” has the meaning set forth in Section 16.1.

“Party”, and “Parties” have the meanings set forth in the introductory paragraph of this Agreement.

“Period of Balance Payment” has the meaning set forth in Section 5.4(b).

“Person” means any natural person, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“PRC” means the People’s Republic of China, excluding, for the purposes of this Agreement, the Hong Kong Special Administrative Region of the PRC, the Macau Special Administrative Region of the PRC, and the Taiwan area.

“Preliminary Working Capital” has the meaning set forth in 3.3(b).

“Property Ownership Certificate” means Shanghai Certificate of Real Estate Ownership (Certificate Number: Hu Fang Di Qing Zi (2012) No. 011218), issued by Shanghai Qing Pu Real Estate Registry on 20 December 2012.

“Purchase Price” has the meaning set forth in Section 3.1.

“Qualified Auditor” means any one of Price Waterhouse Coopers, Deloitte Touche Tohmatsu, Klynveld Peat Marwick Goerdeler, and Ernst & Young.

“Real Property” has the meaning set forth in Recital C.

“Receiving Party” has the meaning set forth in Section 15.2.

“Representative” or “Representatives” means, with respect to any Persons and its Affiliates, its and their directors, managers, executives, officers, employees, agents, Affiliates, principals, owners, (general or limited) partners, members, legal and financial advisers, accountants, consultants and controlling Persons.

“RMB” means the lawful currency of the PRC.

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SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller’s Account” has the meaning set forth in Section3.5(a).

“Seller’s Audit Working Capital” has the meaning set forth in Section 3.3(c)

“Seller Closing Audit” has the meaning set forth in Section 3.3(c).

“Seller’s Warranties” means the representations and warranties given by the Seller in Sections 10.1 and 10.2.

“Shares” means the entire issued shares of the Target Company, being seventy eight million (78,000,000.00) ordinary shares each held by the Seller from the Agreement Date to the Closing Date, representing one hundred per cent (100%) of the issued share capital of the Target Company.

“SHIAC” has the meaning set forth in Section 17.2.

“Target Company” has the meaning set forth in Recital A.

“Tax” or “Taxation” means all forms of taxation, withholdings, taxes, duties, levies, social security contributions and rates imposed, assessed or enforced by any Tax Authority and any interest, penalty, surcharge or fine in connection therewith, including Hong Kong Stamp Duties.

“Tax Authority” or “Tax Authorities” means any Competent Authority which is entitled to impose, assess or enforce any right or liability related to Tax.

“Transaction” means the sale by the Seller and the purchase by the Buyer of the Shares subject to and in accordance with the terms and conditions set out in the Transaction Documents.

“Transaction Documents” means, this Agreement, the Disclosure Letter, Deed of Guarantee and any document from time to time entered into pursuant to or in connection with the terms of SCHEDULE 2 (Closing Arrangement).

“Unaudited Working Capital” has the meaning set forth in 3.3(a).

“Undisputed Working Capital” has the meaning set forth in 5.3.

“TS Deposit” means the deposit in the amount of RMB5,000,000 paid by Red Star Macalline (Shanghai) Enterprise Management Limited Co. to the escrow account set up by JPMorgan Chase prior to the Agreement Date pursuant to the Escrow Agreement.

“US” means the United States of America.

“US Dollars” or “US$” means the lawful currency of the US.

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SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

“Warranties” means the Buyer’s Warranties and the Seller’s Warranties.

“WFOE” has the meaning set forth in Recital B.

“WFOE Trademarks” means the one hundred and fourteen (114) trademarks listed under the trademark transfer agreement executed by WFOE and Acorn Trade in SCHEDULE 7 (WFOE Trademarks).

1.2	Construction.

(a)  The Parties have jointly participated in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(b)  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.

(c)  An Article, a Section, a Paragraph, a Schedule or an Exhibit is a reference to an article, a section of, a paragraph of, a schedule to, or an exhibit to, this Agreement.

(d)  Where any statement in this Agreement or in schedules attached hereto is qualified by the expression “so far as the Seller is aware” or “to the best of the knowledge of the Seller”, or any cognate expression, that statement shall refer to the actual knowledge of the existing board of directors, existing officers of the Seller, or the existing board of directors, existing officers of the Group Companies, or the deemed knowledge of such information, facts, matters, situations or circumstances as he would have discovered had such Person made reasonable endeavors.

(e)  A Party or any other Person includes its successors in title as well as permitted assigns.

(f)   The words such as herein, hereof, and hereunder refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)  A reference to “writing” or any cognate expression shall include any words in recognizable and permanent form and for the avoidance of doubt, includes e-mails.

(h)  A reference to time is a reference to Hong Kong time, unless otherwise stated.

Article 2
SALE AND PURCHASE OF SHARES

2.1       Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, the Seller shall sell and the Buyer shall buy the entire legal and beneficial interest in the Shares.

8

SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

2.2       Free of Encumbrance. The Shares shall be sold free of any Encumbrance and with all rights and interests attaching to them at the Closing. All rights, titles, interests, equity and liabilities with respect to the Shares shall be transferred to the Buyer at the Closing Date. After Closing, the Seller shall no longer be entitled to any rights or interests to the Shares, and shall no longer participate in any dividend distribution or similar shareholder return distribution of the Target Company.

2.3       Entire Share Capital. The Buyer shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously in accordance with this Agreement.

Article 3
CONSIDERATION AND PAYMENTS

3.1               Purchase Price. The purchase price of the Shares (“Purchase Price”) is the aggregate amount payable by the Buyer to the Seller for acquisition of the Shares pursuant to Article 3, which shall be calculated based on the base price of RMB THREE HUNDRED AND SIXTY MILLION (RMB360,000,000) (“Base Price”) and adjusted after Closing pursuant to Section 3.2.

3.2       Post-closing Adjustment. Both Parties agree that the Purchase Price shall be determined pursuant to the following formula, and be paid pursuant to Article 5:

Purchase Price = Base Price + Final Working Capital - RMB1,000,000 as compensation for the removal of the high-voltage power line and tower.

3.3       Closing Audit of the Working Capital. The final working capital (“Final Working Capital”) shall be calculated according to the Final Closing Audit, and the Final Closing Audit shall be determined in accordance with the following process:

(a)  Within five (5) Business Days after the Closing Date, the Seller shall deliver to the Buyer the adjusted balance sheet of the Target Company (on a consolidated basis) as of 11:59 PM in the calendar day immediately preceding the Closing Date (“Closing Management Accounts”) and the calculation sheet of the working capital of the Target Company (on a consolidated basis) on that day pursuant to SCHEDULE 4 (Principles of Closing Audit), and a statement of the unaudited working capital (“Unaudited Working Capital”).

(b)  Within five (5) Business Days after the Closing Date, the Buyer shall engage a Qualified Auditor to prepare the adjusted balance sheet of the Target Company (on a consolidated basis) as of 11:59 PM in the day immediately preceding the Closing Date and calculation sheet of working capital of the Target Company (on a consolidated basis) on that day in accordance with SCHEDULE 4 (Principles of Closing Audit) (“Preliminary Closing Audit”), and a statement of the preliminary working capital (“Preliminary Working Capital”). All fees and expenses incurred for Preliminary Closing Audit (including value added tax and other similar Taxes) shall be borne by the Buyer.

(c)  Within three (3) Business Days after the Buyer delivers the Preliminary Closing Audit to the Seller, the Seller may notify the Buyer of its disagreement on such Preliminary Closing Audit and engage on its own a Qualified Auditor to prepare the adjusted balance sheet of the Target Company (on a consolidated basis) as of 11:59 PM in the day immediately preceding the Closing Date and the calculation sheet for working capital of the Target Company (on a consolidated basis) on that day in accordance with SCHEDULE 4 (Principles of Closing Audit) (“Seller’s Closing Audit”), and a statement of the Seller’s audit working capital (“Seller’s Audit Working Capital”). All fees and expenses incurred for the Seller’s Closing Audit (including value added tax and other similar Taxes) shall be borne by the Seller.

9

SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

Where the Seller does not notify the Buyer of its disagreement on such Preliminary Closing Audit or does not engage a Qualified Auditor to prepare the Seller’s Closing Audit within three (3) Business Days after the Buyer notifies the Seller of the Preliminary Closing Audit, the Preliminary Closing Audit becomes the Final Closing Audit, which is final and binding on Both Parties.

(d)  Where the Buyer does not notify the Seller of its disagreement, within three (3) Business Days after the Seller delivers the Seller’s Closing Audit to the Buyer, the Seller’s Closing Audit becomes the Final Closing Audit, which is final and binding on Both Parties. If the Buyer notifies the Seller of its disagreement on such Seller’s Closing Audit within three (3) Business Days after the Seller delivers the Seller’s Closing Audit to the Buyer, the Parties shall jointly engage a Qualified Auditor within five (5) Business Days after the Buyer notifies the Seller of its disagreement, to audit and prepare the adjusted balance sheet of the Target Company (on a consolidated basis) as of 11:59 PM in the calendar day immediately preceding the Closing Date and calculation sheet for the working capital of the Target Company (on a consolidated basis) on that day (“Joint Closing Audit”). The expenses (including value added tax and similar Taxes) incurred for the Joint Closing Audit shall be shared equally between the Buyer and the Seller.

Except for fraud or manifest error (in which case the relevant part of determination shall be void and the matter shall be remitted to the Qualified Auditor for correction), the Joint Closing Audit conducted by the Qualified Auditor jointly engaged by Both Parties shall be the Final Closing Audit, which is final and binding on Both Parties.

(e)  The Qualified Auditors for the Preliminary Closing Audit, the Seller’s Closing Audit and the Joint Closing Audit shall determine their own procedure, but all shall comply with the following terms:

(i)       shall apply the standards and calculation methods listed in SCHEDULE 4 (Principles of the Closing Audit), and shall not adopt other accounting standards or calculation methods inconsistent with SCHEDULE 4(Principles of the Closing Audit).

(ii)      shall complete the Closing Audit as soon as reasonably practicable after engagement, and in any event within twenty (20) Business Days after their engagements.

(iii)     Both Parties shall act in cooperation with the Qualified Auditor and comply with reasonable requests from the Qualified Auditor relating to its obligations and duties under the Agreement.

3.4       Exchange Rate. Any reference to “US$ equivalent” of an RMB amount in this Agreement, or conversion of RMB into US$, (or vice versa), shall be determined by reference to the average of the central parity rate for the conversion of RMB into US$ published by the People’s Bank of China on the forty (40) Business Days immediately preceding the Agreement Date (excluding the Agreement Date). The conversion of US$/HK dollar against RMB in the Closing Audit shall comply with the provisions in SCHEDULE 4 (Principles of Closing Audit).

10

SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

3.5       Method of Payment.

(a)   The payment to be made by the Buyer to the Seller under this Agreement shall be made in US Dollars by electronic transfer of immediately available funds to the following bank account of the Seller (“Seller’s Account”).

Bank name: ******

Bank location: ******

Bank swift code: ******

Account number: ******

For the benefit of: ******

(b)   The payment to be made by the Seller to the Buyer under this Agreement shall be made in US Dollars by electronic transfer of immediately available funds to the following bank account of the Buyer (“Buyer’s Account”)

Bank name: ******

Bank location: ******

Bank swift code: ******

Account number: ******

For the benefit of: ******

Article 4
“AS IS” TRANSACTION

4.1       The Transaction is made on an “AS-IS” basis and the Buyer acknowledges and agrees the following:

(a)  The Buyer has been given a reasonable opportunity to request and review all the information provided by the Seller to the Buyer and its Representatives with respect to the Real Property, the WFOE and the Target Company, and has been given a reasonable opportunity to perform Due Diligence with respect to the Target Company, the WFOE and the Real Property either by itself or through agents and experts of the Buyer’s choosing.

(b)  The Buyer has performed such Due Diligence with respect to the Target Company, the WFOE and the Real Property. To the best of the Seller’s knowledge, the Seller confirms the “AS-IS” status of the Target Company, the WFOE and the Real Property in SCHEDULE 5 (Confirmation Letter).

(c)  Irrespective of whether or not the Due Diligence was as full or exhaustive as the Buyer would have wished, subject to terms and conditions in the Agreement, it has, nevertheless independently and without the influence of any other representation, warranty or inducement (if applicable), save for those expressly provided herein, determined to enter into this Agreement;

(d)  Both Parties had reasonable time and opportunity to consult with their consultants and legal counsels regarding the Transaction.

11

SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

4.2       The Buyer acknowledges and agrees that subject to the terms and conditions of this Agreement, the Buyer accepts the Real Property, the Target Company and the WFOE on an “AS-IS” basis, in particular:

(a)   The Buyer shall bear any risks and Liabilities relating to or arising out of the high-voltage power line and tower located within the redline area of the Land Plot as specified in Part C of SCHEDULE 1 (Description of Companies and Property), and shall not raise any Claim against the Seller in relation thereto;

(b)   After the Closing Date, the Buyer shall bear all risks relating to the development, exploitation or use of the Real Property, such as risks for obtaining relevant construction permits for reconstruction or expanding after the Closing Date, and any other PRC governmental regulation risks, and shall not raise any Claim against the Seller in relation thereto.

(c)   After the Closing Date, the Buyer shall assume and accept the risks and Liabilities for paying the fine or liquidated damages, or other liabilities (including but not limited to the risks that partial or all of the Real Property being reclaimed by the Competent Authority), arising from any breach of the Land Use Rights Grant Contract such as failing to reach the investment intensity, requirement of development progress, and shall not raise any Claim against the Seller in relation thereto.

4.3       The Buyer acknowledges that, except for the Seller’s Warranties, the Seller does not make any other warranties or representations, and the Buyer does not rely on nor should it rely on any other warranty provided by the Seller, whether express, implied or made in any other methods.

Article 5
PAYMENT SCHEDULE

5.1       First Payment. Subject to the terms and conditions herein:

(a)  within five (5) Business Days after the Agreement Date, the Buyer shall pay in US$ an amount equal to 15% of the Base Price, to the Seller’s Account (“First Payment”);

(b)  within three (3) Business Days after the Buyer pays the First Payment to the Seller’s Account, the Seller and the Buyer shall respectively procure Acorn Information and Technology (Shanghai) Limited Co., and Red Star Macalline (Shanghai) Enterprise Management Limited Co. to deliver a notice of release to JPMorgan Chase, so as to release the TS Deposit and the interest incurred in full to the bank account of Red Star Macalline (Shanghai) Enterprise Management Limited Co. under the Escrow Agreement in accordance with the Escrow Agreement.

5.2       Closing Payment. The Buyer shall pay in US$ an amount equal to the amount calculated in accordance with the following formula according to Section 8.2 (“Closing Payment”):

Closing Payment = 73% * Base Price

5.3       Payment of the Working Capital.

(a)  After the completion of the Preliminary Closing Audit, if the Unaudited Working Capital and the Preliminary Working Capital are both positive numbers or both negative numbers, then the number with a smaller absolute value of the two is the Undisputed Working Capital. (“Undisputed Working Capital”); if either the Unaudited Working Capital or the Preliminary Working Capital is a positive number and the other is a negative number, then the Undisputed Working Capital shall be zero . For the Undisputed Working Capital, within ten (10) Business Days since the completion of the Preliminary Closing Audit,

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Base Price of RMB360,000,000

(i)       if the Undisputed Working Capital is positive, the Buyer shall in US$ an amount equal to the Undisputed Working Capital to the Seller’s Account;

(ii)      if the Undisputed Working Capital is negative, the Seller shall pay in US$ an amount equal to the absolute value of the Undisputed Working Capital to the Buyer’s Account.

(b)  After the completion of the Final Closing Audit, if the Final Working Capital is inconsistent with the Undisputed Working Capital, the amount equivalent to the Final Working Capital minus the Undisputed Working Capital is the final adjustment of the Working Capital (“Final Adjustment of Working Capital”). Within ten (10) Business Days since the completion of the Final Closing Audit:

(i)       if the Final Adjustment of Working Capital is positive, the Buyer shall pay to the Seller’s Account in US$ an amount equal to the Final Adjustment of Working Capital;

(ii)      if the Final Adjustment of Working Capital is negative, the Seller shall pay to the Buyer’s Account in US$ an amount equal to the absolute value of the Final Adjustment of the Working Capital

5.4       Balance Payment.

(a)  The balance payment (“Balance Payment”) shall be calculated according the following formula:

Balance Payment = Base Price – First Payment - Closing Payment - Circular 7 Tax – 50% of the Hong Kong Stamp Duty - RMB1,000,000 as compensation for removal of high-voltage power line and tower – deduction for third party Actions prior to Closing.

(i)               The said “deduction for third party Actions prior to Closing” means the aggregate amount of all claims under the Actions that are brought against any Group Company prior to the Agreement Date or from the Agreement Date to the Closing Date, not final at the Closing Date, and the amount of all claims under each is more than RMB SEVENTY FIVE THOUSAND (RMB75,000);

(ii)      After the result of such Action mentioned in above paragraph (i) becomes final after the Closing Date, if the final amount payable by the Group Companies and the deduction amount under the above said paragraph (i) are different, and the Balance Payment has not been made in accordance with Section 5.4(b) or Section 5.4(c) (as the case may be) when the result of such Action becomes final, such difference shall be settled in the Balance Payment:

A.	if the final amount payable by the Group Companies is larger than the deduction amount in the Balance Payment, then the Buyer or the Seller shall deduct the difference from the Balance Payment when it makes the Balance Payment in accordance with Section 5.4(b) or Section 5.4(c) (as the case may be);

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Base Price of RMB360,000,000

B.	if the final amount payable by the Group Companies is less than the deduction amount in the Balance Payment, then the Buyer or the Seller shall add the difference to the Balance Payment when it makes the Balance Payment in accordance with Section 5.4(b) or Section 5.4(c) (as the case may be).

(iii)	After the result of such Action mentioned in above paragraph (i) becomes final after the Closing date, if there is a difference between the final amount payable by the Group Companies and the deduction amount under the above said paragraph (i), and the Balance Payment has already been made in accordance with Section 5.4(b) or Section 5.4(c) (as the case may be) at the moment when the result of such Action becomes final, then within ten (10) Business Days after the result of such Action becomes final,

A.	if the final amount that the Group Companies should pay is larger than the deduction amount in the Balance Payment, the Seller shall pay the difference to the Buyer's Account;

B.	if the final amount that the Group Companies should pay is less than the deduction amount in the Balance Payment, the Buyer shall pay the difference to the Seller's Account.

(b)   Subject to terms and conditions in this Agreement, within five (5) Business Days after Closing is completed in accordance with Section 8.2 and SCHEDULE 2 (Closing Arrangement) and all of the below matters are completed (“Period of Balance Payment”), the Buyer shall pay in equal to US Dollar an amount equivalent of the Balance Payment to the Seller’s Account:

(i)       the final determination of Hong Kong Stamp Duty for the Transaction has been made by the Stamp Office of the Inland Revenue Department of Hong Kong in accordance with Section 14.3;

(ii)      Circular 7 Tax for the Transaction has been paid up and the Tax Authority has issued the tax payment receipt; and

(iii)     the registration/filing of the change of WFOE’s legal representative, directors, supervisor, and general manager to the Persons designated by the Buyer with the in charge Administration of Industry and Commerce has been completed and the WFOE has obtained the notice issued by the in charge Administration of Industry and Commerce with respect to its approval of registration (filing) of such changes.

(c)  In the event the Balance Payment is in a negative number, the Seller shall pay in US$ an amount equal to the absolute value of the Balance Payment to the Buyer’s Account within Period of Balance Payment.

(d)  The Buyer shall actively cause the matters in Sections 5.4(b)(ii) and 5.4(b)(iii) with reasonable commercial endeavors to be completed as soon as possible, and the Seller shall provide active cooperation.

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Base Price of RMB360,000,000

5.5       The Buyer will pay the amount in accordance with this Agreement, and if the Buyer breaches its payment obligation in respect of the First Payment, Closing Payment, Working Capital or Balance Payment, the Seller is entitled to request the Buyer continue to fulfill its payment obligation (except for the circumstances when this Agreement is terminated), and the Seller’s exercise of such right will not affect its Claim against the Buyer in accordance with Article 12.

Article 6
CONDITION PRECEDENT

6.1       Conditions Precedent. Closing of this Transaction is conditional upon the satisfaction or waiver in accordance with the Agreement of each of below conditions (each a “Condition Precedent”):

(a)   the account receivables in an aggregate amount of RMB 202,000,000.00, outstanding and payable to the WFOE by Acorn Trade (“Acorn Trade Receivables”), has been written off, which shall be evidenced by:

(i)       the original of the WFOE’s board resolutions, which shall list the categories (such as purchase and sale, borrowings, clearance of assets, etc.) of such accounts receivables based on their nature and the corresponding amount of such account receivables of each category;

(ii)      the original of the written waiver agreement signed by the WFOE and Acorn Trade, which shall list the categories (such as purchase and sale, borrowings, clearance of assets, etc.) of such accounts receivables based on their nature and the corresponding amount of such account receivables of each category;

(iii)     the scanned copy of the accounting vouchers in respect of the written off of Acorn Trade Receivables, which shall list the categories (such as purchase and sale, borrowings, clearance of assets, etc.) of such accounts receivables based on their nature and the corresponding amount of such account receivables of each category;

(b)  China Branding has been transferred out of the Group Companies, and the Group Companies have no outstanding obligations or Liabilities in respect of the segregation of China Branding; and Acorn Trade has confirmed that WFOE has completed all its obligations or Liabilities between WFOE and Acorn Trade with no dispute under the Asset Transfer Agreement dated 22 March 2018, which shall be evidenced by:

(i)       the original of share transfer agreement duly executed by the Target Company and the transferee, and the originals of resolutions made by the Target Company’s and the transferee’s board of directors, each approving such share transfer;

(ii)      the original of the court order approving such share transfer;

(iii)     the original of the share transfer form duly executed by the Target Company and the transferee;

(iv)     written confirmation (including email confirmation) issued by the liquidator(s) regarding China Branding’s register of members has been updated according to the court order;

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Base Price of RMB360,000,000

(v)      Acorn Trade has confirmed in formal writing that WFOE has completed all its obligations or Liabilities between WFOE and Acorn Trade with no dispute under the Asset Transfer Agreement dated 22 March 2018,

(c)  no Material Adverse Change from the Agreement Date;

(d)  since the Agreement Date, the Seller’s Warranties under Section 10.1 are true, accurate and complete;

(e)  since the Agreement Date, none of the WFOE, the Target Company and the Seller has received any written document issued by the Competent Authorities prohibiting the Transaction by law.

6.2       Satisfaction and Waiver of the Conditions Precedent.

(a)       The Conditions Precedent set forth in Section 6.1 are for the Buyer’s interest only and can only be waived by the Buyer’s waiver in writing;

(b)       The Seller shall cause each of the Conditions Precedent under Sections 6.1(a) and 6.1(b) to be satisfied as soon as possible, and after each of such Conditions Precedent is satisfied, the Seller shall notify the Buyer in writing to check the fulfillment of such Condition Precedent and in the meantime provide the Buyer with the documents evidencing the fulfillment of such Condition Precedent (the “CP Check Notice”);

(c)       After the CP Check Notice is served, the Buyer shall check whether relevant Conditions Precedent are satisfied as soon as possible and notify the Seller of the checking result within five (5) Business Days after such CP Checking Notice is served;

(d)       Upon the expiration of the five (5) Business Days period after the CP Check Notice has been delivered, if the Buyer fails to deliver to the Seller any written notice with respect to whether Conditions Precedent under such notice are satisfied or not, such Conditions Precedent shall be deemed to be satisfied on the date that the said five (5) Business Days period expires;

(e)       Within five (5) Business Days after the CP Check Notice has been served, if the Buyer notifies the Seller in writing that Conditions Precedent under such notice are not satisfied, then the Seller shall cause such Conditions Precedent under such notice to be satisfied as soon as possible, and re-send the CP Check Notice to the Buyer. Parties shall re-check whether the Conditions Precedent under Sections 6.1(a) and 6.1(b) are satisfied in accordance with Sections 6.2(b), 6.2(c), 6.2(d), and 6.2(e);

(f)       Conditions Precedent under Sections 6.1(a) and 6.1(b) are satisfied/waived on the date when the Buyer replies to confirm the satisfaction/waiving of such Condition Precedent, or when it is deemed to be satisfied/waived in accordance with Section 6.2(d);

(g)       If prior to the Closing Date the Seller is aware of any fact or situation that it firmly believes is likely to impede the satisfaction of any Conditions Precedent set out in Sections 6.1(c) to 6.1(e), the Seller shall immediately notify the Buyer;

(h)       For the avoidance of any doubt, the Buyer’s waiver of certain Condition Precedent or Seller’s service of notice in accordance with Section 6.2(g), does not exempt the Seller from any obligations and Liabilities hereunder, and does not affect or prejudice any rights and remedies enjoyed by the Buyer under this Agreement and Laws, including but not limited to its right to Claim against the Seller.

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Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

Article 7
PRE-CLOSING COVENANTS

7.1        Communication with Competent Authorities. The Parties agree that, after the Agreement Date and prior to the Closing Date, if the Buyer wishes to communicate with Huaxin Town government in respect of the Transaction, the Buyer shall obtain the prior written consent from the Seller.

7.2       Covenants for the transitional period:

(a)  Subject to Section 7.2(d) hereunder, the Seller undertakes to the Buyer that during the period from the Agreement Date to the Closing Date (both dates inclusive, same below), it shall operate the Group Companies in good faith in the manner consistent with their previous businesses and substantially the same as that prior to the Agreement Date to procure that the business of the Group Companies to operate in the ordinary course and as a going concern; and shall carry out reasonable ordinary maintenance and repair of the Real Property to the extent necessary (normal wear and tear excepted).

(b)  During the period from the Agreement Date to the Closing Date, the Seller shall notify the Buyer promptly in any of following cases:

(i)       regarding any Action raised or threatened to be raised by a third party against the Target Company, the WFOE or the Real Property, the Seller shall immediately notify the Buyer in writing in reasonable details;

(ii)      tenant’s breach of the lease contract on the Real Property;

(iii)     any account receivables of any Group Companies overdue for more than two (2) months;

(iv)     any claim by relevant Tax Authorities against any Group Company, alleging that such Group Company has unpaid Taxes, has not paid Taxes in full, has not paid on time, or any pending queries, audits, investigations or other administrative proceedings, litigations or arbitrations from Competent Authorities in connection to tax payment obligations; or

(v)      all events, circumstance, and facts occurred after the Agreement Date, which may lead to any breach of representations, warranties, covenants or acknowledgement in this Agreement or other Transaction documents.

(c)  Unless otherwise provided in the Transaction Documents or agreed by the Buyer in writing, the Seller undertakes, and undertakes to procure all Group Companies, that during the period from the Agreement Date to the Closing Date, none of the Group Companies will conduct any of the following activities:

(i)       conducting any oral or written negotiation, discussion, commitment, conclusion of the contract, with any other Person, for sale of part or all of the Shares, any Group Company or the Real Property, or for transactions of other kind similar in part or in whole to the arrangement of this Transaction, or disposal of any rights and interest in the Real Property in other methods;

(ii)      amending or altering its constitutional documents in other ways;

(iii)     issuing any equity interests/shares or debt capital, or granting any option over or right to acquire any equity interests/shares in any Group Company or loan capital;

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Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

(iv)     entering into any guarantee, letter of indemnity or any other agreement to secure any third party's obligations or creating any Encumbrance on the Shares, the Real Property or the assets of any Group Company;

(v)      purchasing, redeeming or changing registered capital or equity of any Group Company, or granting or agreeing to grant any options or warrants to purchase, redeem or change registered capital or equity of any Group Company;

(vi)     merging with any Person or acquiring any other Person, or subscribing for shares or other interests in any other Person, or entering into joint ventures or partnerships with any other Person;

(vii)     making any change to the accounting or book keeping practices or accounting policies of any Group Company, or making, revoking, or altering any Tax election or method of Tax accounting or reconciling or compromising any Liability with respect to Tax;

(viii)   incurring any debt or other form of funding or financial facility or assistance;

(ix)     early payment or fulfillment of any Liability;

(x)      providing loans to any Person;

(xi)     declaring payment or distribution of any dividends or capital;

(xii)    acquiring or disposing of any asset, securities, property, interest or business;

(xiii)   hiring any new employee;

(xiv)   conducting any new business operation;

(xv)    executing any new contract, or changing or amending any contract, or exercising certain option under contracts, or terminating or accepting early termination of contract;

(xvi)    actively initiating, compromising, resolving, waiving, repaying or settling any civil proceeding, criminal proceeding, arbitration or other legal proceeding or any liability, act, claim or dispute, or actively waiving any material right with respect to the foregoing matters;

(xvii)  agreeing, resolving or committing to do any of the foregoing.

(d)  Nothing in Section 7.2 shall operate to prevent or restrict the Seller, the Target Company or the WFOE from:

(i)      taking any reasonable action in an emergency or disaster situation with the intention of minimizing or otherwise mitigating the adverse consequences or effect of that situation in relation to the Group Companies or the Seller, but the Seller shall notify the Buyer with respect to the foregoing situation in writing immediately;

(ii)      completing or performing any obligations under any contract, agreement or arrangement entered into before this Agreement; or

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Base Price of RMB360,000,000

(iii)     completing and performing any matters required by applicable Laws or regulation, the terms of any contract to which any Group Company is a party, or any Competent Authority;

(iv)     matters authorized or required to be done in connection with this Agreement or any other Transaction Document.

7.3       Access to Information. During the period from the Agreement Date to the Closing Date, provided that the daily operation of the Group Companies shall not be affected, the Buyer shall be entitled to reasonably request from time to time to investigate any property, asset, business and operation of the Group Companies, and check the books and records of the Group Companies, and make extracts and duplications of such books and records,. The Seller shall procure the Group Companies and their respective managers, directors, employees, consultants, agents, accountants, lawyers or other Representatives: (a) during normal business hours, to provide the Representatives of the Buyer with reasonable access to the offices, properties, equipment, books and records of the Group Companies; and (b) at the Buyer’s reasonable request from time to time, to provide additional financial and operating data and other information related to the asset, property, Liability and goodwill of the Group Companies.

7.4       WFOE Trademarks. Since the Agreement Date, the Buyer shall not and shall procure its Affiliates not to use or permit any third party to use the WFOE Trademarks as set forth in SCHEDULE 7, and shall not take advantage of the WFOE Trademarks to obtain any interest. The Buyer agrees to cooperate at the Seller’s reasonable request with respect to the registration and filing for the transfer of WFOE Trademarks.

Article 8
CLOSING

8.1       Closing Date and Closing Place.

(a)  Satisfaction or waiver of all the Closing Conditions set forth in Section 6.1 are the sufficient and necessary conditions to Closing, and Closing shall proceed when and only when all the Closing Conditions set forth in Sections 6 are satisfied or waived at the later date of the third (3) Business Day upon satisfaction (or waiver by the Buyer) of all the Closing Conditions set forth in Sections 6.1(a) and 6.1(b) or 20 April 2018 (or the date otherwise agreed by the Parties in writing) shall be the “Closing Date”;

(b)       Closing shall be conducted in both Hong Kong and Shanghai in accordance with section 8.2 upon the satisfaction (or waiver by the Buyer) of all the Conditions Precedent set forth in Section 6.1

8.2       Obligations at the Closing.

(a)  If the Buyer could pay the Closing Payment on the Closing Date, then on the Closing Date:

(i)       the Seller shall deliver to the Buyer all of the items set out in Part A of SCHEDULE 2 (Closing Arrangement);

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Base Price of RMB360,000,000

(ii)      the Buyer shall pay to the Seller’s Account the Closing Payment and deliver to the Seller the scanned copy of the bank payment instruction in respect of such payment; and

(iii)     the Buyer shall deliver to the Seller all items set out in Part B of SCHEDULE 2 (Closing Arrangement)

(b)  If the Buyer could not pay the Closing Payment on the Closing Date, then:

(i)       On the Closing Date:

A.       The Group Companies’ “important items” (the list of important items shall be made based on the “important items” listed in SCHEDULE 2) shall be saved on the Closing Date by the Parties in a bank deposit box that is jointly appointed and may only be jointly opened by the Parties;

B.      The Seller shall deliver all other items except for “important items” set out in Part A of SCHEDULE 2 (Closing Arrangement) and the WFOE’s possession of the Real Property (subject to the lease on the Real Property) shall be transferred and delivered to the Buyer on the Closing Date.

C.       The Buyer shall deliver all items set out in Part B of SCHEDULE 2(Closing Arrangement) to the Seller.

(ii)       Within five (5) days after the Closing Date (inclusive) (for the avoidance of doubt, no late performance interests will be imposed on the Buyer), the Buyer shall pay to the Seller’s Account the Closing Payment and deliver to the Seller the scanned copy of the bank payment instruction in respect of such payment. While the Buyer has paid the aforesaid Closing Payment, the Parties shall release and deliver all important items saved in the deposit box to the Buyer.

8.3       Concurrent Performance. The Seller and the Buyer shall concurrently perform their respective Closing obligations in accordance with Section 8.2.

8.4       Failure to complete the Closing obligations. Where one Party complies with its obligations in Section 8.2, while the other Party violates its obligations under Section 8.2, which leads to failure of completing the Closing in accordance with Section 8.2, then:

(a)  within sixty (60) Business Days after the Closing Date, the defaulting party shall continue to fulfill its Closing obligations until completion of its obligations for the Closing, and it shall pay late performance interests to the non-defaulting party pursuant to Section 8.5; or

(b)  if the defaulting party fails to fulfill all of its Closing obligations at the expiration of the sixty (60) Business Days period after the Closing Date, then the non-breaching party may terminate this Agreement by serving a written notice to the defaulting party and Liabilities for such breach is determined according to Section 13.2.

8.5       Late Performance Interest. Subject to Section 8.4(b):

(a)  If the Buyer or the Seller (as the case may be) fails to pay the First Payment, the Closing Payment, the Undisputed Working Capital, the Final Adjustment of Working Capital or the Balance Payment in accordance with Article 5 herein, such defaulting party shall pay the interests to the other Party at a daily rate of 0.03% based on the outstanding and payable sum for the period from due date (inclusive of such date) until the date of actual payment (exclusive of such date).

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Base Price of RMB360,000,000

(b)  Unless otherwise provided in the above Section 8.5(a), if one Party fails to fulfill its Closing obligations in Section 8.2 on the Closing Date, the defaulting party shall pay the interests to the non-defaulting party at a daily rate of 0.03% based on the amount paid by the Buyer for the period from the due date (inclusive of such date) to the date of actual performance (exclusive of such date).

8.6       Pre-Closing Check. In order to facilitate the Closing, the Parties agree that, after the Agreement Date, they shall forthwith check and verify together all the materials with respect to the Group Companies and the Real Property that shall be delivered to the Buyer at the Closing. Materials that will not be used in the daily operation of the Group Companies shall be sealed in boxes and preserved in an office place designated by the Seller and agreed by the Buyer, so as to facilitate the Closing at the Closing Date by the Parties in accordance with Sections 8.1, 8.2 and 8.3.

Article 9
POST-CLOSING COVENANTS

9.1       Registration of Change. .

(a)  When the Buyer is undergoing the registration/filing formalities in respect of the removal of WFOE’s current directors, legal representative, general manager and supervisor and the appointment of the new directors, legal representative, general manager and supervisor with the relevant government authorities after the Closing Date, if during such registration or filing it is necessary for the Seller to provide other supplemental materials or documents, or amend part of the signed documents, or sign additional documents, etc., the Seller shall provide prompt and active cooperation.

(b)  After the Closing Date and until completion of the registration/filing of WFOE’s new directors, legal representative, general manager and supervisor with relevant government authorities, the Seller shall procure WFOE’s current directors, legal representative, general manager and supervisor to take actions at the Buyer’s instruction. Where any of the current directors, legal representative, general manager, supervisor or employee of any of the Group Companies or the Seller suffers any damages when taking those actions as instructed by the Buyer, the Buyer shall indemnify and hold harmless such Persons from the said losses, and is obligated to assist the said Person to be discharged from relevant liabilities.

9.2       Change of Bank Mandates. After the Closing Date, when the Buyer is changing mandates of the bank accounts of the Group Companies, the Seller shall provide prompt and active cooperation when the Seller’s assistance is necessary.

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Base Price of RMB360,000,000

9.3       Tax Filing in respect of written off of Acorn Trade’s Receivables.

(a)  The Seller shall procure the WFOE and Acorn Trade to complete their respective filing of income tax return for the first quarter of 2018 before 20 April 2018, which will reflect the written off of all the Acorn Trade’s Receivables, and such filings of income tax return has been chopped for confirmation by WFOE and Acorn Trade respectively.

(b)  Prior to 31 March 2019, unless Acorn Trade’s board of directors has resolved that Acorn Trade will be negatively affected, the Seller shall provide to the Buyer the documents listed in Schedule 10 (List of Documents for Assets Loss Filing), so as to procure the Buyer to apply for filing of bad debt asset loss and debt investment asset loss in respect of the written off of Acorn Trade’s Receivables with the relevant Tax Authorities after the Closing Date. If the Tax Authorities request for other documents in addition to those listed in SCHEDULE 10 (List of Documents for Assets Loss Filing) when the Buyer is making the afore-mentioned application, the Seller shall use its best efforts to procure Acorn Trade to cooperate to provide the relevant documents.

(c)  As for the documents Acorn Trade provided for the purpose of Section 9.3(b), the Buyer undertakes to the Seller that it will not use those documents for any purpose other than filing for bad debt asset loss and debt investment asset loss in respect of the written off of Acorn Trade’s Receivables with the relevant Tax Authorities.

Article 10
WARRANTIES

10.1       Seller’s Warranties. The Seller warrants to the Buyer that from the Agreement Date to the Closing Date, all following warranties are true, accurate and complete:

(a)  Organization. Each of the Seller and the Group Companies is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own and operate its properties and assets, and to carry on its business (if any) conducted in the ordinary course.

(b)  Power and Authority. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of other Transaction Documents to which it is a party and shall have full power and authority to perform the contemplated transactions hereunder and thereunder. All necessary corporate actions on the part of the Seller for the authorization, execution and delivery of this Agreement and other Transaction Documents to which it is a party and the performance of all its obligations hereunder and thereunder have been taken (or, in respect of Transaction Documents to be executed after the date of this Agreement, will be taken prior to the Closing).

(c)  Binding Obligations. This Agreement and other Transaction Documents to which the Seller is a party, once executed, constitute valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms.

(d)  Non-violation of Law. The execution and delivery of, and the performance by the Seller of its obligations under this Agreement and other Transaction Documents will not:

(i)        constitute any violation of or result in a breach of any provision of the articles of association or its memorandum;

(ii)      constitute or result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound and which is material in the context of the Transactions;

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Base Price of RMB360,000,000

(iii)     or constitute or result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound and which is material in the context of the Transaction.

(e)  Bankruptcy.

(i)       No orders have been made, no resolutions have been passed with respect to liquidation of the Seller or appointment of temporary liquidators on the part of the Seller, and no petitions have been presented and no meetings have been convened for the purpose of liquidation of the Seller.

(ii)      No administrator has been designated for the Seller and there is no declaration, petition or other document issued or submitted for the purpose of the Seller's acceptance of administration.

(i)       The Seller is not bankrupt or unable to pay its debt.

(f)  Ownership.

(i)       The Seller is the sole registered holder and sole legal and beneficial owner of the Shares. The Shares represent 100% of the share capital of the Target Company, free and clear of any and all Encumbrances, and no Person other than the Seller has any right or Claim over the Shares. Issued and outstanding Shares of the Target Company have been duly authorized, validly issued, fully paid, without due payment and compliant with the provisions of the Target Company’s organizational documents and the requirements of the Laws.

(ii)      The Target Company is the sole shareholder and sole legal and beneficial owner of 100% of the shares in the WFOE, free and clear from any and all Encumbrances. WFOE’s registered capital has been paid in full and compliant with the provisions of the WFOE’s organizational documents and the requirements of the Laws.

(iii)     Except as disclosed, Property Ownership Certificate is legal and valid, without situations where it is likely to be deregistered in reasonable circumstances, WFOE is the sole legal and beneficial owner of the Real Property, free and clear from any and all Encumbrances, and the Real Property can be transferred freely in accordance with Law.

10.2       The Seller further warrants to the Buyer that, for the execution of this Agreement, other Transaction Documents and for the consummation of the Transaction, the Seller has provided all information requested by the Buyer and its Representatives that it should provide and is able to provide at its reasonable commercial endeavors.

10.3       Buyer’s Warranties. The Buyer warrants to the Seller that, from the Agreement date to the Closing Date, all the following items (the “Buyer’s Warranties”) are true, correct and complete:

(a)  Organization. The Buyer is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to own and operate its properties and assets, and to carry on its business (if any) conducted in the ordinary course.

(b)  Power and Authorization. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each of other Transaction Documents to which it is a party and shall have full power and authority to perform the contemplated transactions hereunder and thereunder. All necessary corporate actions on the part of the Buyer for the authorization, execution and delivery of this Agreement and other Transaction Documents to which it is a party and the performance of all its obligations hereunder and thereunder have been taken (or, in respect of Transaction Documents to be executed after the date of this Agreement, will be taken prior to the Closing).

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Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

(c)  Binding Obligations. This Agreement and the other Transaction Documents to which the Buyer is a party, once executed, constitute valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms.

(d)  Non-violation of Law. The execution and delivery of, and the performance by the Buyer of its obligations under this Agreement and other Transaction Documents will not:

(i)       constitute any violation of or result in a breach of any provision of the articles of association or its memorandum;

(ii)      constitute or result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound and which is material in the context of the Transactions; or

(iii)     constitute or result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound and which is material in the context of the Transaction.

(e)  Bankruptcy.

(i)       No orders have been made, no resolutions have been passed with respect to liquidation of the Buyer or appointment of temporary liquidators on the part of the Buyer, and no petitions have been presented and no meetings have been convened for the purpose of liquidation of the Buyer.

(ii)      No administrator has been designated for the Buyer and there is no declaration, petition or other document issued or submitted for the purpose of the Buyer's acceptance of administration.

(ii)       The Buyer is not bankrupt or unable to pay its debt.

(f)  Fund. The Buyer has necessary fund to fulfill its obligations under this Agreement.

10.4       Separate Warranty. Each of the Warranties is separate and is not limited by reference to any other Warranty. Each Party confirms, the Buyer decides to execute the Agreement and carry out the Transaction based on the Seller’s Warranties, and the Seller decides to execute the Agreement and carry out the Transaction based on the Buyer’s Warranties.

Article 11
Guarantor

11.1       Guaranteed Matters. The Seller agrees to procure its affiliate, Acorn Trade (Shanghai) Co., Ltd. (“Guarantor”), to provide irrevocable guarantee to the Buyer for the Seller’s following obligations and Liabilities:

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Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

(a)  Seller’s obligations to refund the TS Deposit under Section 5.1(b);

(b)  Seller’s obligations to refund the First Payment and pay the liquidated damages under Section 13.2;

(c)  Seller’s obligations and Liabilities of indemnifications under Sections 12.1, 12.2 and 12.4.

For the guarantee purpose mentioned in the above, the Seller shall procure the Guarantor to execute to the Deed of Guarantee (see EXHIBIT C for format and contents) (“Deed of Guarantee”) while executing this Agreement.

Article 12
CLAIMS AND INDEMINIFICATION

12.1       General Indemnification Obligations of the Seller. Subject to the limitations set forth in SCHEDULE 3 (Limitation of Indemnification), the Seller shall indemnify and hold harmless the Buyer from and against any and all Losses arising from any breach by the Seller of the Seller’s Warranties, its covenants or SCHEDULE 5 (Confirmation Letter) in this Agreement or other obligations under the Transaction Documents.

12.2       Specific Indemnification Obligations of the Seller.

(a)  The Seller shall indemnify, defend and hold harmless the Buyer (including the Group Companies after the Closing) from and against any Losses arising out of, relating to, connected to or incidental to any of the following, and the Seller’s Liabilities under Section 12.2(ii) to Section12.2(iv) shall not be waived by the disclosures made by the Seller:

(i)       any act, matter or Liability relating to any Group Company which has occurred or existed prior to the Closing Date but was not disclosed to the Buyer due to the Seller’s fraud, intentional concealing, or refraining to disclose under its disclosure obligation; for the avoidance of doubt, including the situation that the confirmation made by the Seller in SCHEDULE 5 (Confirmation Letter) is untrue, inaccurate and such situations falling into Seller’s fraud, intentional concealing, or refraining to disclose under its disclosure obligation;

(ii)      not belonging to the situations as mentioned in above Section 12.2(a)(i), any matter relating to any Group Company which has occurred or existed prior to the Closing Date, which causes:

A.	any administrative punishment imposed on any Group Company (excluding the fines, liquidated damages, and other administrative punishment imposed by the Competent Authority for any breach of Land Use Rights Grant Contract such as failure of reaching the investment intensity or failure to complete the development schedule under the Land Use Rights Grant Contract), or

B.	any Action against any Group Company or any Group Company has other debts before the Closing Date;

C.	WFOE recognizing in 2016 the account payables of RMB4,285,000 as business revenue;

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(iii)     all matters relating to China SNS, Celebrity Commerce, and China Branding: including but not limited to the Target Company’s previous subscription for and holding of shares in China SNS and Celebrity Commerce, the Target Company’s acquisition and holding of shares in China Branding, assets and liabilities of the three companies, the Target Company’s transfer of shares in China SNS, Celebrity Commerce and China Branding, and performance, completion, and termination (if applicable) of the representations and warranties, covenants, obligations, and Liabilities under any and all agreements (regardless of whether such agreements are disclosed to the Buyer or not) relating to the subscription, holding, acquisition, and transfer of the shares in the aforementioned three companies, and etc..

(b)  The Parties confirm:

(i)       the Liabilities of the Seller under Sections 12.2(a)(i), 12.2(a)(iii), and 12.2(a)(iv) shall not be subject to SCHEDULE 3 (Limitation of Indemnification);

(ii)      the aggregate amount of Liabilities of the Seller under item A of Section 12.2(a)(ii) shall not exceed 20% of the Base Price; and with respect to such indemnification of the Seller, the Buyer shall Claim against the Seller in writing within two (2) years after the Closing Date;

(iii)     with respect to the Liabilities of the Seller under item B of Section 12.2(a)(ii):

A.	If the aggregate amount of claims under a single Action reaches RMB55,000,000, the aggregate amount of Liabilities of the Seller with respect to such Action is not subject to limitations; however, with respect to such indemnification of the Seller, the Buyer shall Claim against the Seller in writing within four (4) years after the Closing Date;

B.	If the aggregate amount of the claims of a single Action is smaller than RMB55,000,000, then the aggregate amount of Liabilities of the Seller shall not exceed 20% of the Base Price; and with respect to such indemnification of the Seller, the Buyer shall Claim against the Seller in writing within four (4) years after the Closing Date.

12.3       Tax Indemnification Obligations of the Seller.

(a)  The Seller shall indemnify the Buyer (including the Group Companies after the Closing) from and against any Losses arising out of, relating to, connected to or incidental to any of the following in accordance with Section 12.3(b):

(i)       with respect to the actions and matters of any Group Company from the date of its incorporation to the Closing Date, which are identified as Tax fraud, Tax evasion or should be imposed of Tax administrative punishment pursuant to Tax Laws;

(b)  If after the Closing Date any Losses is incurred to the Buyer (including the Group Companies after the Closing Date) due to any of the reasons as mentioned under Section 12.3(a), the Seller shall indemnify the Buyer against 99% of its total Losses, the Buyer shall bear 1% of the total loss by itself, provided that the Buyer shall Claims against the Seller in writing within ten (10) years after the Closing Date.

(c)  The Buyer undertakes not to actively request the Tax Authority to conduct tax inspection over any Group Company after the Closing Date.

(d)  The Liabilities of the Seller under Section 12.3 shall not be waived by the disclosures made by the Seller.

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Base Price of RMB360,000,000

12.4       Indemnification Obligations of the Buyer. Subject to the limitations set forth in SCHEDULE 3 (Limitation of Indemnification), the Buyer shall indemnify and hold harmless the Seller from and against any and all Losses arising from any breach by the Buyer of the Buyer’s Warranties and covenants hereunder, and other obligations under the Transaction Documents.

12.5       Third Party Claim. After the Closing, if any third party raises any claim against any Group Company (including Action and administrative punishment), resulting from which the Buyer may claim for indemnification against the Seller according to Sections 12.1, 12.2, and 12.3, then:

(a)  the Buyer shall notify the Seller immediately upon knowing such matter, and provide reasonable details and relevant materials to the extent practical for the possible claimed amount;

(b)  strategies and approaches to handle such third party claims shall be determined at the Seller’s full discretion and instruction.

(c)   the Buyer shall cause the Group Companies at the Seller’s request to provide cooperation with respect to the measures adopted by the Seller (including the legal measures, insurance claims, measures to avoid, dispute, resist, defend, appeal, or compromise, and mitigation measures);

(d)  The Seller shall bear all the Losses and costs relating to the third party claims, i.e., unless such costs or Losses must be paid by the Group Companies (the Seller shall pay the Buyer the same amount that has been paid by the Group Companies within ten (10) Business Days after the result of such thirty party claim becomes final), all other relevant costs and Losses shall be paid directly by the Seller itself or through its designated Person; if any of the Group Company or the Buyer recovers any amount from a third party for such claim, they shall follow the procedures set forth in Section 12.6.

12.6	Recovery from Third Parties.

(a)  Where the Indemnified Party is or may be entitled to recover from some other Person any sum in respect of any matter or event which could give rise to a Claim, it must:

(i)       use its reasonable endeavors to recover that sum;

(ii)      keep the Indemnifying Party informed of the conduct of that recovery; and

(iii)     reduce the amount of the Claim by the amount that is recovered from the other Person.

(b)  If a recovery is received after the Claim has been paid by the Indemnifying Party to the Indemnified Party, the sum recovered and obtained from other Persons (up to the amount of the Claim paid by the Indemnifying Party to the Indemnified Party) must be paid to the Indemnifying Party within ten (10) Business Days after deduction by the Indemnified Party of its reasonable costs and expenses of the recovery.

12.7       Mitigation Obligations. Nothing in the Agreement and Transaction Documents shall limit the Indemnified Party’s obligation to mitigate its Loss, with reasonable commercial endeavors, in respect of any Claim by the Indemnified Party for any breach of the Warranties, covenants or obligations.

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Base Price of RMB360,000,000

12.8       No Liability. The Indemnifying Party is not liable to the Indemnified Party (or any Persons derived from the Indemnified Party) for any following Claims under Warranties:

(a)  if the Buyer has ceased, after Closing, to own or control the relevant Group Company in respect of which the Claim arises (only applies to the Seller's indemnifications);

(b)  to the extent such Claim is a result of or in consequence of any voluntary act, omission, transaction or arrangement of or on behalf of the Indemnified Party after Closing;

(c)  to the extent that the relevant Claim arises or is increased as a result only of a change after Closing in the rates, method of calculation or scope of Taxation;

(d)  to the extent such Claim is a result of or in respect of any Law not in force at the Agreement Date (including Law which has retrospective effect);

(e)  to the extent that the relevant Claim arises or is increased as a result of any change in accounting standards after Closing;

(f)  to the extent such Claim arises or is increased as a result of action taken or not taken by the Indemnifying Party after consultation with and the prior written approval of the Indemnified Party;

(g)  to the extent that the relevant Claim is for any consequential or indirect losses, economic loses or loss of profits.

(h)  to the extent such Claim is based on any Disclosed Information;

(i)  to the extent such Claim arises or is increased as a result of the Indemnified Party’s conducts that bring adverse effect to, increase Loss or the scope of indemnification of the Indemnifying Party.

12.9       Procedure for Claim.

(a)  The Parties agree that in each case above, one Party shall pay to the other Party all indemnity Claims incurred or suffered by the other Party on a dollar for dollar basis (with any deductions, withholdings and/or set-offs required by Laws) in US Dollars to the bank account designated by the other Party.

(b)  One Party shall only indemnify the other Party against the Losses that have been proved by reliable evidence.

(c)  An Indemnifying Party shall not be liable for any Claim unless it receives from the Indemnified Party a written notice specifying in reasonable detail the known material aspects of such Claim (including the nature and basis of such claim, the aggregate amount of such claim, information showing that the Indemnified Party has paid such the claimed amount or suffered Losses due to such claims).

(d)  whenever any Claim arises, the Party making such Claim (the “Indemnified Party”) shall promptly deliver a written notice of such Claim to the Party from whom the indemnification is sought (the “Indemnifying Party”). With no less than three (3) Business Day’s advance written notice from the Indemnifying Party to the Indemnified Party, the Indemnified Party shall make available to the Indemnifying Party and its attorneys and accountants, at reasonable times during normal business hours, all books and records reasonably requested within the Indemnified Party’s possession or control relating to such Claim. In addition, the Indemnifying Party shall indemnify the Indemnified Party for all costs in connection with the exercise of the Indemnified Party’s rights to be indemnified and all costs in connection with any lawsuit or proceeding with respect thereto.

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Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

(e)   Without limiting the foregoing, if the Indemnified Party becomes aware of any third-party claim, the result of which the Indemnifying Party may be liable to indemnify the Indemnified Party hereunder, the Indemnified Party shall notify the Indemnifying Party of such claim in writing as soon as reasonably practicable, which notice shall specify in reasonable detail the nature of the claims and the amount claimed in respect thereof, to the extent known, together with any supporting documentation and/or documentary evidence of such claims; in particular, for any Taxes and other Liabilities to be imposed on the Target Company or the WFOE by any Tax Authorities, which shall be paid by the Seller pursuant to this Agreement, the Seller shall be given an opportunity to defend relevant collections, penalties, charges and/or claims, provided that any negotiations, suits or proceedings regarding such claims shall not delay or otherwise act as a waiver of the obligation of the Seller to timely indemnify the Buyer regarding such Claim in accordance with the terms herein.

12.10     Chance to Cure. If the Indemnified Party considers that it shall or may make a Claim against the Indemnifying Party for any inaccuracy in or breach or nonperformance of any representations, obligations, warranties, covenants or agreements, it may provide the Indemnifying Party an opportunity to take steps to remedy or avert such breach or potential breach for a period of ten (10) days after the date of notice under this Section 12.9(d) insofar as such breach is capable of remedy and such grace period does not prejudice the Indemnified Party. Without prejudice to the Indemnified Party’s rights and remedies hereunder, in respect of any statutes of limitations imposed upon any claim asserted by any third party, the Indemnified Party shall not knowingly take any step (or omission) , in either case, so as to accelerate or abridge such time limit.

Article 13

TERMINATION

13.1       Termination. Since the Agreement Date, this Agreement cannot be terminated by any Party, unless:

(a)   both Parties agree to terminate in writing;

(b)   in the event the Conditions Precedent under Section 6.1 have not all be satisfied or waived upon or prior to the expiration of the sixty (60) Business Days period following the Agreement Date, terminated by the Buyer upon written notice to the Seller;

(c)   terminated by the Seller upon written notice to the Buyer pursuant to Section 8.4(b); or

(d)   terminated by the Buyer upon written notice to the Seller pursuant to Section 8.4(b).

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Base Price of RMB360,000,000

13.2        Effect of Termination. If this Agreement is terminated pursuant to Sections 13.1, then:

(a)   each Party is released from its remaining obligations under the Agreement and Schedules and Exhibits hereunder, provided that no Party hereto shall be relieved of any Liabilities for a breach of this Agreement, nor shall such termination be deemed to constitute the termination of any remedies available; Articles and Sections in Section 18.1 continues to be valid after the termination of this Agreement;

(b)   in the event this Agreement is terminated according to Section 13.1(a), the Seller shall (in any event no later than ten (10) Business Days after the termination hereof) refund all payments made by the Buyer to the Seller’s Account to the Buyer on a dollar for dollar basis

(c)   in the event this Agreement is terminated according to Sections 13.1(b) or 13.1(d): the Seller shall immediately (in any event no later than ten (10) Business Days after the termination hereof) refund all payments made by the Buyer to the Seller’s Account to the Buyer; and, except (i) this Agreement is terminated due to the written documents issued, prior to the Closing Date, by Competent Authorities to the Seller, the Target Company or the WFOE to prohibit the Transaction, or (ii) this Agreement is terminated due to the occurrence of Material Adverse Change not attributable to the Seller, otherwise the Seller shall also pay an amount equivalent to the First Payment to the Buyer’s Account as compensation to the Buyer, which shall be deemed as directly related to the potential Losses of the Buyer and the percentage of which is a reasonable estimation. Other than the aforesaid liquidated damages, the Seller shall have no other Liabilities to the Buyer.

(d)   in the event this Agreement is terminated according to Section 13.1(c), the First Payment made by the Buyer shall be forfeited by the Seller as the compensation to the Seller, which shall be deemed as directly related to the potential Losses of the Seller and the percentage of which is a reasonable estimation. Other than the aforesaid liquidated damages, the Buyer shall have no other Liabilities to the Seller. Any remaining amount (if any) paid by the Buyer to the Seller’s Account after deducting the amount of the First Payment, shall be refunded to the Buyer (in any event not later than five (5) Business Days after the termination hereof).

Article 14

COSTS AND STAMP DUTIES

14.1        Costs and Expenses. The Parties agrees to pay their own costs in connection with the preparation, negotiation, execution and Closing of this Agreement.

14.2        Circular 7 Tax. After Closing of this Transaction, the Buyer shall timely report the Transaction to the Competent Tax Authority in the PRC in accordance with the Law, and file and withhold the Tax that the Seller is liable to pay for this Transaction pursuant to Circular 7 (“Circular 7 Tax”). The Seller shall provide necessary cooperation.

(a)   The Buyer shall timely notify the Seller with the progress of Buyer’s report of this Transaction under Circular 7, and filing and payment of Circular 7 Tax to the Tax Authority. For any document the Buyer submits to the Tax Authority, the Buyer shall at the same time provide one copy to the Seller. For any document the Buyer obtains from the Tax Authority, the Buyer shall provide one copy to the Seller in time after receiving such document.

(b)   Provided that the Seller has provided necessary cooperation in time, if the Buyer fails to report this Transaction under Circular 7 or fails to file or pay the Circular 7 Tax to the Tax Authority in accordance with this Section 14.2, then any Liability thus arising therefrom shall be borne by the Buyer and the Seller is not liable, and the Seller is entitled to report this Transaction, and to file and pay the Circular 7 Tax for the Transaction to the Tax Authority, and any right that the Seller may have under the Law shall not be prejudiced.

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Base Price of RMB360,000,000

(c)   If the Seller suffers any Loss resulting from the Buyer’s failure to report this Transaction or fails to file or pay Circular 7 Tax in accordance with this Section 14.2, the Buyer shall immediately fully indemnify the Seller and hold it harmless, except that the Seller fails to provide necessary cooperation in time. And if the Seller’s failure to provide timely and necessary cooperation causes any Losses to the Buyer (or the Group Companies after Closing Date), the Seller shall immediately fully indemnify the Buyer and hold it harmless.

14.3        Stamp Duty. The Buyer and the Seller agree that each Party shall bear half of the Hong Kong Stamp Duty in connection with the execution and performance of the Agreement. The Buyer shall file and pay on behalf of the Seller the Hong Kong Stamp Duty (Hong Kong Stamp Duty borne by the Seller shall be deducted from the Balance Payment in accordance with Section 5.4), and the Seller shall actively provide necessary cooperation.

14.4        Other Taxes. Unless otherwise specified in the Agreement, each Party shall assume other Taxes (if any) of its own in relation to the Transaction in accordance with Laws, and each Party shall not conduct any act that may increase such Taxes Liabilities of the other Party.

Article 15

CONFIDENTIALITY

15.1        Non-disclosure. Except as otherwise provided herein, each of the Parties undertakes, during the term of this Agreement and for a period of two (2) years after the termination of this Agreement for any reason whatsoever, not to disclose the Confidential Information as defined in Section 15.2 below. Subject to the provisions of this Article 15, each of the Parties shall take all necessary measures to prevent any disclosure of any Confidential Information by its present and future directors, managers, employees and contractors during the period stated above.

15.2        “Confidential Information”. For the purposes of this Article 15, “Confidential Information” shall mean the existence and the content of this Agreement and its schedules and exhibits, and any information which is disclosed in the course of the negotiations of this Agreement by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”); provided, however, that Confidential Information shall not include the information which:

(a)	is or becomes (but only when it has become) generally available to the public other than as a result of the disclosure caused by violation of Section 15.1;

(b)	is or becomes (but only when it has become) available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, or any of its agents or advisors or employees, provided that such source is not bound by the confidentiality agreement with the Disclosing Party in respect thereof; or

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(c)	the Disclosing Party has given prior written approval to the Receiving Party to disclose or use.

15.3        Permitted Use. Any Party may disclose the Confidential Information if the disclosure and/or use:

(a)	is required to be made to a Tax Authority in connection with the tax affairs of the Receiving Party or any Affiliate of the Receiving Party; or

(b)	is required by legal procedure or by applicable Laws, including the listing rules of any applicable stock exchanges, provided that such Receiving Party shall first notify the Disclosing Party and such disclosure shall be subject to the scope of disclosure required by relevant regulations .

(c)	One Party may disclose Confidential Information to any director, manager, employee, agent, consultant, potential lender, potential investor, shareholder and Affiliate who need to know such Confidential Information for completion of the Transaction; provided that, prior to disclosing, the Party shall notify the confidential nature of the Confidential Information to such persons and entities, and for the interests of the other Party, such persons and entities agree to abide by the terms and conditions in Article 15.

(d)	After Closing Date, the Buyer is entitled to use Confidential Information related to the Group Companies and the Real Property and is not restricted by Article 15 of the Agreement.

15.4        Public Announcement. Notwithstanding anything to the contrary herein, subject to Section 15.3, without the prior written review and approval by a Party, the other Party shall not have any authority to issue a press release or otherwise publicly disclose to any other Person (including, without limitation, by issuing a press release or otherwise making any public statement) the terms and conditions of this Agreement or the transactions contemplated hereunder or any other Transaction Documents.

15.5        Retention. Notwithstanding anything to the contrary herein, each Party and/or its Affiliates may retain a copy of the Confidential Information to the extent required by its internal document retention or corporate governance policies of general applicability and nothing in this Article 15 shall require any Person to purge any Confidential Information stored in the automatic electronic archive systems of the other Party and/or its Affiliates.

Article 16

NOTICES

16.1       Any notice under or in connection with this Agreement (“Notice”), shall be given in writing and shall be delivered by personal delivery, courier, or electronic mail to the addressees set forth below.

(a)	if to the Seller:

Address: 19th floor, No. 20 Baoshiyuan, No. 487 Tianlin Road, Xuhui District, Shanghai

Attention: Jacob.A.Fisch .

Email: ******

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(b)	If to the Buyer:

Address: Room 1102, Level 11, Building B of Red Star World Trade Center, 598 Nujiangbei Road, Putuo District, Shanghai

Attention: ******

Email: ******

16.2       Any Notice sent to one Party pursuant to Section 16.1, shall be deemed as delivered : (i) if delivered by person, when the serving Party acquires the service proof; (ii) if by courier, the third (3) day after mailing; and (iii) if by email, when the receiver’s email system confirms the receipt (if received after 18:00 on a Business Day, or not on a Business Day, it shall be deemed as served on the next Business Day).

16.3       If any Party’s address (including attention, mail address, and email address) is changed, such Party shall notify the other Parties in written after the change happens. If such Party fails to perform its obligation of notice, written notice sent to the previous address before the notice of change by the other Party shall be deemed as proper delivery of such notice.

Article 17

GOVERNING LAW AND DISPUTE RESOLUTION

17.1        Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties, shall be construed in accordance with and governed by the laws of Hong Kong, without regard to the conflicts of law principles.

17.2       Dispute Resolution. In the event of any dispute arising from or in connection with this Agreement, the Parties shall attempt to resolve the dispute through friendly consultations. In the event that the dispute cannot be resolved through negotiation, the dispute shall be submitted to resolution by arbitration before the Shanghai International Arbitration Centre (“SHIAC”) in Shanghai in accordance with the Rules of Arbitration as administered by the SHIAC at the time. There shall be three (3) arbitrators. Each Party appoints one arbitrator and the third one is the arbitrator-in-chief, who shall be appointed by the arbitration center. Any arbitration proceeding shall be conducted in Chinese, and each arbitrator must be proficient in English and Chinese. The arbitral award shall be final and binding upon all Parties. If any Party obtains an arbitration award against the other Parties in connection with a dispute arising from or in connection with this Agreement, such Party shall be entitled to cover its costs and reasonable attorney’s fees and disbursements incurred in connection therewith and in any enforcement proceeding thereafter, in addition to all other recoverable costs, as determined by the arbitrator.

Article 18

GENERAL

18.1       Survival. Following termination of this Agreement, the following sections and articles shall continue to have effect.

(a)	Article 1 ( Definitions and rules of construction)

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(b)	Article 13 (Termination)

(c)	Article 14 (Costs and stamp duties)

(d)	Article 15 (Confidentiality)

(e)	Article 16 (Notices)

(f)	Article 17 (Governing law and dispute resolution)

(g)	Section 18.1 (Survival)

(h)	Section 18.2 (Amendments and waivers);

(i)	Section 18.12 (Entire Agreement)

(j)	Section 18.13 (Language)

18.2       Amendments and Waivers. Any provision of this Agreement may be amended or waived prior to the completion of the Transaction if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and the Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. A failure or delay by any Person to exercise any right or remedy provided under this Agreement or by Law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

18.3       Effect of Closing. Notwithstanding the completion of Closing, each provision of this Agreement not performed at or before Closing but which remains capable of performance, and all covenants and other undertakings contained in or entered into pursuant to this Agreement, shall remain in full force and effect and (except as otherwise provided) without limit in time.

18.4       No set off. Unless pursuant to the calculation formula of the Working Capital and the Balance Payment, and deducted for third party recovery in accordance with Section 12.6, all payments of any Party under the Agreement shall be paid in full, without any set-off or counterclaim and without any deduction or detention.

18.5       No Third Party Rights. Unless stated otherwise in this Agreement, this Agreement does not give rise to any third party rights to enforce any term of this Agreement. The rights of the Parties to terminate, rescind or agree on any variation, waiver or settlement under this Agreement are not subject to the consent of any other Person.

18.6       Partial exercising of rights. Unless this Agreement expressly states otherwise, if a Party does not exercise the right, power or remedy in connection with this Agreement fully or at a given time, they may still exercise it later.

18.7       Succession and Assignment. This Agreement shall be effective and binding upon the Parties and their respective successors and permitted assignees. No Party shall assign, charge, encumber or otherwise deal with any rights or obligations under this Agreement, or any benefits arising under it or any document referred to in it, without the prior written consent of the other Parties. Each Party confirms it is acting on its own behalf and not for the benefit of any other Person.

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18.8       Right and Remedy. Unless otherwise expressly stated in the Agreement, right and remedy in the Agreement are in addition to any right and remedy provided by Law and shall not exclude any right and remedy provided by Law; but under any circumstance shall not include the remedy to rescind part or all of this Transaction after Closing or remedy of such effect.

18.9       Consents, approvals or waivers. By giving any approval, consent or waiver does not give any representation or warranty as to any circumstance in connection with the subject matter of the consent, approval or waiver.

18.10      No Partnership. The Parties agree that this Agreement shall not be construed as creating any partnership, whether implied or explicit, among the Parties.

18.11      Severability. If any provision of this Agreement is held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable Law. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

18.12      Entire Agreement. This Agreement and the appendices and other attachments referenced or attached hereto constitute the entire agreement between the Parties and supersede and extinguish all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

18.13      Language. This Agreement is in both English and Chinese. English and Chinese versions shall have the equal legal effect.

18.14      Counterparts. This Agreement may be executed in five (5) or more counterparts, each of which shall be deemed as original but all of which together shall constitute one and the same instrument.

18.15      Entry into effect. This Agreement shall enter into effect on the date of execution by the Parties and shall be binding upon the Parties.

[NO FURTHER TEXT ON THIS PAGE]

35

SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

[This page is the signature page to Share Sale and Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed, or have caused their respective duly authorized representatives to execute, this Agreement on the date first written above.

SELLER:

CHINA DRTV, INC.	)
)
	)	By	/s/ Jacob A. Fisch
		Name	Jacob A. Fisch
Title

/s/ Kwang Rong
Witness signature
Name: Kwang Rong
Address: 19F, 20th Building, 487 Tianlin Road, Shanghai, PRC

[Signature Page]

SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

[This page is the signature page to Share Sale and Purchase Agreement]

BUYER:

HONG KONG RED STAR	)
MACALLINE UNIVERSAL HOME	)
FURNISHINGS LIMITED	)	By:
Name: Title:

/s/ Wang Ning
Witness signature
Name: Wang Ning
Address: Room 1102, 11F, Red Star World Trade Center, 598 Nujiangbei Road, Putuo, Shanghai, PRC

[Signature Page]

SHARE SALE AND PURCHASE AGREEMENT by and among Hong Kong Red

Star Macalline Universal Home Furnishings Limited and CHINA DRTV, INC.

Base Price of RMB360,000,000

SCHEDULE 3

LIMITATION OF INDEMINIFICATION

1.	CAP ON INDEMNIFICATION

The aggregate Liability of either Party for all Claims shall not exceed an amount equal to 20 per cent (20%) of the Base Price.

2.	MINIMUM INDEMNIFICATION

In respect of the Claims raised by either Party, unless the amount of a single Claim exceeds RMB SEVENTY FIVE THOUSAND (RMB 75,000), otherwise the Indemnifying Party shall not be liable.

3.	TIME LIMIT FOR CLAIM.

The Indemnified Party shall not raise a Claim against the Indemnifying Party, unless it gives notice in writing of its Claims against the Indemnifying Party in accordance with Section 12.9 within 24 months after Closing.